EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiaries of HBT Financial, Inc.

Heartland Bank and Trust Company (Illinois)

Subsidiaries of Heartland Bank and Trust Company

Heartland Real Estate Holdings, LLC (Illinois)

Lakewood Barrington LLC (Illinois)